Exhibit 99.1

USA TECHNOLOGIES, INC. ANNOUNCES RIGHTS OFFERING SUBSCRIPTION PERIOD

MALVERN, PA – (BUSINESS WIRE) May 19, 2010—USA Technologies, Inc. (NASDAQ: USAT & NASDAQ: USATW & NASDAQ: USATZ ) - News), announced today that the registration statement for its previously announced rights offering of common stock and related warrants (“USATZ Warrants”) was declared effective on May 19, 2010 by the Securities and Exchange Commission and that the subscription period will commence on May 21, 2010 and will expire at 5:00 p.m., New York City time, on June 9, 2010.

The rights offering is in the aggregate offering amount of up to $7,521,891. The subscription price for each non-transferable right is $0.90 per share of common stock and related USATZ Warrant. The USATZ Warrants have been listed to trade on the NASDAQ Global Market under the symbol “USATZ”.

Under the terms of the rights offering, the Company will distribute at no charge to the holders of its common stock and to the holders of its warrants which are listed on the NASDAQ Global Market under the symbol “USATW” (the “USATW Warrants”) as of the record date, non-transferable subscription rights to subscribe for shares of common stock and related USATZ Warrants. The Company’s shareholders would receive one non-transferable subscription right for each share of common stock held as of the record date, and the holders of USATW Warrants would receive one non-transferable subscription right without charge for each share of common stock into which the USATW Warrants would be exercisable as of the record date. Each non-transferable subscription right would entitle the holder to subscribe for one share of common stock at the subscription price of $0.90 per share and to receive a related USATZ Warrant to purchase one additional share of common stock at $1.13 for a period of three years following January 1, 2011 (expiring on December 31, 2013).

The Company anticipates the following important dates for the rights offering.  These dates are subject to change, and you should review the prospectus, when available, to determine the actual dates related to the rights offering.

Important Dates:
USAT and USATW traded ex-rights	May 17, 2010
Record Date for rights offering	May 19, 2010
Subscription period	From May 21, 2010 to June 9, 2010 at 5:00 p.m., New York City time (1)
Expiration date	June 9, 2010 at 5:00 p.m., New York City time (1)
(1) Unless the offering is extended.

As soon as practicable, the Company expects to mail to holders of common stock and USATW Warrants as of the close of business on the record date a prospectus for the rights offering accompanied by a subscription rights exercise notice and related information for exercising the rights. The prospectus will contain important information about the rights offering, and shareholders and warrant holders are urged to read the prospectus carefully when available.

The Company has engaged Source Capital Group, Inc. to act as the dealer-manager for the rights offering and MacKenzie Partners, Inc. to act as the information agent.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities to any person or entity in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities may only be offered by means of a prospectus, additional copies of which may be obtained, when available, by contacting the information agent, MacKenzie Partners, Inc., at 105 Madison Avenue, New York, NY 10016, toll-free: (800) 322-2885, collect: (212) 929-5500 or by e-mail request to usatrights@mackenziepartners.com.

About USA Technologies:

USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 76 patents and has agreements with AT&T, Visa, Compass and others.

Forward-looking Statements:

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to estimate, anticipate, or control its cash and non-cash expenses, costs, or charges; the ability of the Company to obtain widespread and continued commercial acceptance of it products or services; whether the Company’s common stock and publicly traded warrants would continue to meet the eligibility requirements for continued listing on the NASDAQ Stock Market, LLC; whether the Company’s existing or anticipated customers lease or purchase e-Port devices in the future at levels currently anticipated by the Company; or whether the Company’s existing or anticipated customers participate in the Company’s Jump Start program in the future at levels currently anticipated by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.